Exhibit 99.1

For Immediate Release

Builders FirstSource Provides Update Related to COVID-19

April 6, 2020 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq:  BLDR) remains focused on prioritizing the safety and well-being of our team members, customers and communities as we continue to supply our essential products and services amid the global COVID-19 pandemic.

Operating with a Safety-First Approach

Builders FirstSource locations remain open and operational except in the few states or counties where construction activities have been prohibited. As an essential supplier of diversified products and services to builders and contractors, we have strictly adhered to the recommendations and guidelines promoted by the Centers for Disease Control and Prevention (CDC) and local community health departments where we operate.

In recent months, we have proactively implemented business continuity measures across our network and believe we are well prepared to manage our business through this crisis. That begins with our commitment to supporting customers while protecting the health and welfare of all team members, channel partners and the communities where we operate. General safeguards, amongst many, include enhanced location cleaning processes, remote working accommodations, suspended group activities, air travel restrictions, and promoting social distancing practices. We are also using technology where possible to facilitate customer orders and other interactions to further reduce direct contact between employees. A dedicated team of executives is in place to monitor daily best practices, ensure safety and implement swift action as needed.

Enhancing Financial Flexibility

Builders FirstSource entered the pandemic situation with a solid capital position and balance sheet to continue operations during this volatile period. We have also taken proactive steps to further enhance our financial flexibility, liquidity and cash flow, including:

•	Drawing down an additional $150 million of cash under our revolving credit facility
•	Delaying capital expenditures that do not impact near-term programs
•	Optimizing all areas of working capital
•	Deferring or limiting non-essential operating expenses
•	Freezing hiring, deferring corporate wage increases and taking other cost actions to protect existing jobs
•	Reducing executive and senior management cash compensation
•	Cutting board compensation with the balance of fees to be paid in company stock

Following the draw downs in March, we had approximately $150 million of cash on hand with no debt maturities until 2024. We believe our current cash balance plus access to an estimated $480 million of

Builders FirstSource Reports Fourth Quarter 2019 Results (continued)

additional availability under our revolver provides the financial flexibility to manage our business with a safety-first emphasis across our nationwide footprint.

Affirms First Quarter 2020 Guidance and Withdraws Full Year 2020 Outlook

We are affirming our guidance for the first quarter ended March 31, 2020. We experienced strong activity levels through most of the quarter. Net sales for the first quarter are expected to be up between 6 to 10 percent, on a sales per day basis, compared to the prior year period. Adjusted EBITDA for the quarter is expected to be between $90 million and $100 million.

Due to the evolving macro-economic uncertainty in the current homebuilding environment, we are withdrawing our previous full year 2020 outlook, which did not contemplate the impacts of COVID-19. Management will provide a business update as part of its first quarter 2020 earnings results.

Management Comment

CEO Chad Crow remarked, “We are well prepared to navigate through this rapidly evolving pandemic. As an essential business, we are proud to continue supporting our customers with a paramount focus on health and safety. We will continue to take prudent and proactive actions to safely operate our business and maintain a strong liquidity position during this uncertain period while positioning our Company to succeed when macroeconomic conditions improve. I thank the Builders FirstSource team for their unwavering dedication to our company, customers, and communities during this volatile time.”

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling.  We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products.  We operate in 40 states with approximately 400 locations and have a market presence in 77 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure.  We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors.  All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was

Builders FirstSource Reports Fourth Quarter 2019 Results (continued)

submitted.  Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy.  Builders FirstSource, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

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